Exhibit 99.2

CASCADE CORPORATION, #11006412
Chairperson: Robert Warren
August 26, 2004, 2:00 p.m. PT

Operator

Good afternoon, ladies and gentlemen and welcome to the Cascade Corporation second quarter fiscal year 2005 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Thursday, August 26, 2004.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO, Joe Pointer, our Vice President of Finance, and Terry Cathey, our Chief Operating Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through retail dealers and one-third are sold directly to manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,800 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the quarter.

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially including those related to general economic conditions, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of its manufacturing facilities, effectiveness of cost reduction initiatives and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors including the company’s performance and market conditions. In addition, historical information should not be considered an indicator of future performance.

Additional considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2005, we are actually referring to the year ended January 31, 2005 which is essentially calendar year 2004. We are now in fiscal year 2005.

With that completed, let’s start with the review of the second quarter.

Net income for the second quarter of fiscal 2005 was $6.5 million, or 51 cents per share compared to $5.7 million, or 47 cents per share for the second quarter of fiscal 2004.

Our performance was driven by a combination of factors but was primarily due to leveraging strong sales growth in all regions. I will discuss this in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $92.4 million. This is an increase of 22% compared to the second quarter of 2004. Approximately 14% was due to increased sales in real terms, 5% was new revenue from acquisitions and 3% was due to foreign currency changes.

Gross margin for the second quarter was 32% versus 33% a year ago. Margins in both North America and Asia were up slightly due to increased sales volume. Margins in Europe were lower than the prior year.

Our consolidated SG&A and amortization expenses were $18.2 million in the second quarter which represents an increase of 19%, or $2.9 million over the second quarter of fiscal 2004. The increase was primarily due to SG&A costs from our acquisition, Sarbanes-Oxley, R&D expense, a continued expansion of our marketing and customer service capabilities in China and long term compensation expense related to stock appreciation rights.

These increases were partially offset by the reduction of a lease loss accrual in Europe. The remaining 3% increase was due to the impact of foreign currency.

As you will note, our effective tax rate increased from 32% in the second quarter of fiscal 2004 to 36% in the second quarter of this year. This was due to additional valuation allowances against certain deferred tax assets in Europe and a decrease in benefits from international financing activity.

I’d now like to turn to the regional reviews.

Sales in North America were up 8% over the prior year. We feel there are two primary factors driving our growth in this region. The first was a strong North American lift truck market. The second related to the Euro/dollar exchange rate and the impact of the insolvency of one of our primary European competitors.

Gross margins in North America increased from 38% in the second quarter of fiscal 2004 to 39% in the second quarter of fiscal 2005. This increase is primarily the result of higher volumes in all North American factories. We feel this increase in gross margin is particularly noteworthy in light of the increases in steel prices.

SG&A and amortization in North America was up 14% over the second quarter in fiscal 2004 due to a number of factors including costs associated with Sarbanes-Oxley, engineering and R&D costs.

Turning to Europe, sales were up 56%; approximately 28% was real year-over-year growth; 19% was revenue from our recent acquisition and 8% was due to the impact of foreign currency. The year-over-year growth is due to increased demand and added business due to the insolvency of some major competitors.

Gross margins declined from 22% in the second quarter of fiscal 2004 to 20% in the second quarter of fiscal 2005. While we would normally expect increasing margins from higher sales levels, the level of OEM product sales lowered the overall weighted average margins. Higher steel prices have also offset the benefits of better absorption.

SG&A expense in Europe increased 29% over fiscal year 2004; approximately 6% of the increase was due to the effect of foreign currency and 16% was added SG&A expense resulting from our acquisition.

Revenues in the Asia Pacific region were up 22% over the first quarter in fiscal 2004. Approximately 6% of this increase was due to the impact of foreign currency. And again, virtually all of our Asia Pacific markets experienced strong sales results during the second quarter with China once again posting the strongest growth.

Gross margins of 33% in the second quarter of fiscal 2004 were consistent with the prior year.

SG&A in the Asia Pacific region was up 20% in the second quarter compared with the second quarter of fiscal 2004. Approximately 8% of this increase was due to the impact of foreign exchange and the remainder was primarily related to ongoing expenses for the expansion of our sales and service capabilities in China.

Turning to the balance sheet, cash and marketable securities totaled $39.6 million as of July 31, 2004 compared to $36.6 million as of April 30, 2004 and $32.8 million as of July 31, 2003.

Long term debt of $50.8 million was virtually unchanged from year end and down from $52.7 million at July 31, 2003. Our next scheduled payment of approximately $12.1 million will be made in November of this year.

Capital expenditures were $2.8 million and depreciation expense was $3.4 million in the second quarter. I would also like to note that the diluted earnings per share for the 6 months should be $1.16 as opposed to the $1.15 shown in the current press release.

With that I’ll turn it back over to Bob.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. As many of you know, the lift truck market is the only economic or industrial indicator we have available. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

We saw an improvement in the North American lift truck shipments during the second quarter of fiscal 2005 compared to fiscal 2004. With the classes of trucks we serve, shipments were up 14% in the second quarter of fiscal 2005 over the prior year quarter.

Lift truck shipments in the European market were up 22% in the second quarter of 2005. We are cautiously optimistic about the European lift truck market for the balance of the year.

During our last two conference calls, we have discussed the insolvency of Falkenroth, one of our German based competitors. We are working to acquire these assets. I expect this process to be concluded shortly. The outcome of this transaction will have a significant impact on the European marketplace over the next several years.

Lift truck shipments in the Asia Pacific region were up 22% in the second quarter of fiscal 2005. We continue to see strength in this region.

The most significant factor impacting our business today is steel prices. Through the first six months of the year we have seen varying levels of steel price increases in different regions of the world. We have also received communication from steel vendors of increases that will become effective in the last six months of this year.

Although we were generally able to mitigate these increases in the first quarter, ongoing increases in the second quarter proved to be more difficult to recover. We are continuing to mitigate these costs through a variety of means.

We remain cautiously optimistic about the next quarter due to the substantial backlog in the North American lift truck market and the continuing strength in Asia. However, our outlook beyond the third quarter is uncertain. An economic slowdown in any of our major world markets would undoubtedly have an adverse impact on our business. The results in Europe also continue to reflect the highly competitive environment in our industry.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Joe Giamichael with CJS Securities. Please go ahead with your question.

J. Giamichael	Good afternoon, gentlemen. Could you briefly go through the gross margin by region again? I’m sorry, I think I missed it on your initial time through.

A. Anderson

The gross margin by region is North America on a comparable basis was 38.6% this year, 37.7% in the comparable period last year. Europe was 19.8% this year compared to 22% in the comparable period last year. The Asia Pacific was 33.1% this year compared to 33.0% in the comparable period last year.

J. Giamichael

Got it. Thank you very much. Secondly, I noticed SG&A and your R&D expenses were up obviously as a result of the acquisition and Sarbanes and things of that nature. What do you foresee as a more normalized level of your SG&A?

R. Warren	Over a longer period certainly we would like to see SG&A below the 20% level. We certainly think a foreseeable level would be long term between 16% and 18%.

J. Giamichael	Got it. Thank you very much. I’ll jump back into the queue.

Operator	Our next question comes from John Walthausen with Paradigm Capital Management. Please go ahead with your question.

J. Walthausen

Good afternoon. On the steel price increases that we have and passing them on, could you talk a little bit about what your strategy is, whether you’re using surcharges or price increases and then what the customs of the industry or agreements with customers allow you to do and what constraints there are there.

T. Cathey	we’re using both surcharges and increases in our list prices of our products depending on the market and both of those practices are used in the industry.

J. Walthausen	There’s no particular ... can’t go back more than once every 6 months or something like that?

T. Cathey

We generally deal on very short term agreements with our customers and although there have been some delays and will continue to be some delays, we ultimately expect that we will pass on most of these increases.

J. Walthausen

Is the fact that Europe seems to be the one that suffered most with the inability to get the steel prices through, is that a reflection of the fact that they’re not as far as ... those operations are not as far along in the cascade system or whatever we would say, that they weren’t as adept at pressing the price lever?

R. Warren

It was a combination of 2 things. One yes, the comments that is used is less over there and we spread it between a number of mills. We had longer term relations here in North America that probably slowed down some of those increases but it certainly didn’t mitigate them entirely. The increases seem to have come faster in Europe than they have in North America too and at a much higher level. Give where worldwide scrap prices are, we expect that to be hitting us in the second half of the year here in North America.

J. Walthausen

Then finally, with regard to Falkenroth. If I remember there in addition to its attachments, and I think forging and then there are a couple of locations, is it getting clear now as to whether this is all going to be in one lump or whether you’ll be picking and choosing what you’ll get involved with?

R. Warren	The trustee who is running this process in Germany had split up all of the elements into different categories. We are only in pursuit of the assets that are actually for the fork business in Europe.

J. Walthausen	Good. Thank you very much.

Operator	Our next question comes from Frank Magdlen with the Robins Group. Please go ahead with your question.

F. Magdlen	Good afternoon. Could you tell me what your run rate is in Europe. I missed part of the call but you were solidly at $95 plus million in the last conference call and where are you now?

A. Anderson	Run rate, are you speaking of revenue, Frank?

F. Magdlen	Yes.

A. Anderson	We just don’t project revenues ahead.

F. Magdlen	I was going back to your other comment in the prior releases. Alright I’ll just ...

A. Anderson	No, that’s okay. Repeat the comment, Frank. Help me ...

F. Magdlen	You said I believe you were solidly on a run rate of about $95 million and you’re probably going to exceed that given what you just reported.

A. Anderson

It shows the dangers of projection I guess [laughter]. Just a little color around that. I don’t think there’s anything on the horizon that would materially change what you’re seeing year-to-date going forward, if that helps a little bit.

F. Magdlen	Alright. It does.

Operator	We have a follow up question from Joe Giamichael. Please go ahead.

J. Giamichael	I just want to revisit Falkenroth for one second. In terms of their revenues from forks, [inaudible] had it then before they went into bankruptcy, just the last year of operations.

A. Anderson

The last year of operations converted to dollars was probably about $12 to $14 million. The records got a little confusing there between the two, but we believe it was about $12 to $14 million, but that certainly in the early part of this year was not ... they were not close to that rate. They were diving off very fast.

J. Giamichael	Assuming you do acquire their fork operations, what sort of capacity or what marketshare of fork manufacturing capacity would you then have in Europe?

R. Warren

We would have well above 50% of the available capacity. You bring up a good point. The volume of Falkenroth dropped off because they were in this receivership and it affected their ability to actually pay and process the material. That put a tremendous amount of volume into our other 3 facilities, much of them at an unsustainable rate that we’re at right now so we’ll be rebalancing that volume. But this gives us a clear leadership in the European fork market that we will plan to balance appropriately, both in volume and price.

J. Giamichael	Sounds good, thank you.

Operator	Our next question comes from Brent Thielman with DA Davidson. Please go ahead with your question.

B. Thielman	In terms of capacity are you operating at capacity? Could you help us out with that?

T. Cathey

It’s an interesting question. Obviously we have been, in our forks, been hitting capacity and with this acquisition and some capital expenditure in North America we are increasing our fork capacity. The relative capacity of the rest of our plants, we have not seen any constraint on. We don’t normally track by percentage the capacity of our plants given that we track everything on a throughput number of days and in many cases we don’t know what the upper level capacity of some of these facilities might be because we turn the material so fast.

B. Thielman	Thanks.

Operator	We have a follow up question from Frank Magdlen. Please go ahead.

F. Magdlen	Can you give us a little better feel for what happened to your margins in Europe in the quarter and what we might expect maybe 12-18 months from now?

A. Anderson

I won’t be able to do that for you Frank, but I would talk to you that yes, you’re clear the margins in Europe took some hit this quarter and that was related to steel and some of the volumes that we were trying to put through our fork plants were certainly above their capacity. They were working 24/7. I think our ability to be able to re-rationalize this production in our facilities in Europe will help tremendously. Generally we’re looking for a better absorption of those steel price increases which we did not get through until late in the quarter and are still looking for future opportunities for some of them in the third quarter.

F. Magdlen	So while I hear why you had some inefficiencies trying to meet the demand and then have you qualified at all what your increase in prices have been, product prices?

R. Warren	I would say the steel price increases that we’ve seen across sections in Europe have been, what was the figure, Andy?

A. Anderson

Some of the different prices have been up 50%. We’ve seen really significant increases but probably more in the 30-40% across the range. There’s about 3 moving parts in that gross margin in Europe, Frank. The steel is most definitely a very significant portion of it and we experienced the increase. We put in during the quarter our price increases but those increases were for future shipments, the shipments we were making on the higher steel. We had a little timing, maybe more than a little timing issue on some of those and that continues to be something as the volatility of the market continues that our ability to match exactly the invoices of shipments with the increase of incoming steel is not perfect.

The second thing is the OEM business which is predominately forks but also includes side shifters is just inherently a higher volume, lower gross margin business and on a weighted average basis, that portion of the business went up fairly significantly so even holding all other margins constant, the weighted average would pull down the combined average margin just in the weighting of the lower margin products.

The third factor, which Terry mentioned, was I think in certainly 3 of our factories in Europe we had reached the point of diminishing returns. We had hit points of running them 24/7 where the benefits of that at absorption were offset by the inefficiencies of trying to train new people, put new people in place and run shifts that we hadn’t run in the past. So there were quite a number of moving parts in it.

F. Magdlen	Thank you.

Operator	We have a follow up question from Joe Giamichael. Please go ahead.

J. Giamichael	What sort of operating margins if any are you seeing out of the European operations?

A. Anderson

It’s essentially ... I was going to calculate the exact number, but it’s essentially breakeven. It’s a breakeven margin. I mean it’s just marginally profitable, $219,000 against $29 million of sales is 1%

J. Giamichael	Thank you very much, Andy.

Operator	We have a question from Tim Coffey, private investor. Please go ahead.

T. Coffey	Should I be reading into the size of the Falkenroth purchase price at all given the dividend amount did not change in the past quarter? What I mean by that is it’s such a size that [overtalk] ...

R. Warren

There’s no relationship whatsoever, which I assume gets back to use of cash. We are, you know, using cash to pay down our debt, ensure the dividend continuance and looking for these opportunities in Europe which we are pursuing. But the price of Falkenroth had nothing to do with the Board’s decision on the continuation of the 11 cents.

T. Coffey	Thank you.

Operator	Gentlemen, there are no further questions at this time. Are there any closing comments or remarks you wish to make?

R. Warren	Thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any assistance in the future.

Operator

Thank you, Mr. Warren. Ladies and gentlemen, this concludes the Cascade Corporation second quarter fiscal year 2005 earnings call. Thank you once again for your participation today. You may now disconnect.